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                                                                  Exhibit 5.1
                                 Teligent, Inc.
                               8065 Leesburg Pike
                                Vienna, VA 22182



                                                              July 10, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



               Re:  Teligent, Inc.
                    Registration Statement on Form S-4 Registration
                    -----------------------------------------------
                     No. (333-53301)
                     ---------------

Ladies and Gentlemen:

          I am Senior Vice President and General Counsel of Teligent, Inc., a Delaware corporation (the "Company") and have acted as such in connection with the public offering of $440,000,000 aggregate principal amount at maturity of the Company's 11 1/2% Series B Senior Discount Notes due 2008 (the "Notes") to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 11 1/2% Senior Discount Notes due 2008 of the Company (the "Old Notes") under an Indenture, dated as of February 20, 1998 (the "Indenture"), between the Company and First Union National Bank, as Trustee (the "Trustee"), as contemplated by the Registration Rights Agreement dated February 20, 1998 (the "Registration Rights Agreement"), among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Salomon Brothers Inc and TD Securities (USA) Inc.
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Securities and Exchange Commission
July 10, 1998
Page 2


          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the "Commission") on May 21, 1998 under the Act and Amendment No. 1 thereto as filed with the Commission on July 10, 1998 (such Registration Statement, as so amended, being referred to as the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the Certificate of Incorporation of the Company, as amended to date; (v) the By-Laws of the Company, as amended to date; (vi) certain resolutions adopted by the Board of Directors of the Company relating to the Exchange Offer, the issuance of the Old Notes and the Notes, the Indenture and related matters; (vii) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and (viii) the form of the Notes. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have
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Securities and Exchange Commission
July 10, 1998
Page 3

relied upon oral or written statements and representations of officers and other representatives of the Company and others.

          I am admitted to the practice of law in the Commonwealth of Pennsyl-vania and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent referred to specifically herein.

          Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes duly surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (a) to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (b) with respect to the waiver contained in
Section 514 of the Indenture which may be deemed unenforceable.

          In rendering the opinions set above, I have assumed that the execu-tion, authentication and delivery by the Company of the Notes do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its properties is subject (except that I do not make the assumption set forth in this clause (i) with respect to the Company's Certificate of Incorporation, the Company's By-Laws, the Indenture, or the Registration Rights Agreement), (ii) any law, rule, or regulation to which the Company is subject (except that I do not make the assumption set forth in this clause (ii) with respect to the Delaware General Corporation Law and those laws, rules and regulations of the United States of America, in each case, which, in my experience, are normally applicable to transactions of the type contemplated by the Exchange Offer (other than the United States federal securities laws, state securities or Blue Sky laws, antifraud laws and the rules and regulations of the National Association of Securities Dealers, Inc.), but without my having made any special investigation with respect to any other laws, rules or regulations), (iii) any judicial or regulatory order or decree of any
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Securities and Exchange Commission
July 10, 1998
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governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

          I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                         Very truly yours,

                         /s/  Laurence E. Harris, Esq.